Exhibit 10.20

MASTER REPURCHASE AGREEMENT

Between:

CITIGROUP GLOBAL MARKETS REALTY CORP.,

as Buyer

TABERNA REALTY HOLDINGS TRUST,

as Seller

Dated as of October 31, 2005

TABLE OF CONTENTS

1.	APPLICABILITY	1
2.	DEFINITIONS AND INTERPRETATION	1
3.	THE TRANSACTIONS	15
4.	CONFIRMATIONS	16
5.	PAYMENT AND TRANSFER	16
6.	MARGIN MAINTENANCE	16
7.	INCOME PAYMENTS	17
8.	TAXES; TAX TREATMENT	17
9.	SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY IN FACT	19
10.	CONDITIONS PRECEDENT	21
11.	RELEASE OF PURCHASED LOANS	24
12.	RELIANCE	24
13.	REPRESENTATIONS AND WARRANTIES	24
14.	COVENANTS OF SELLER	27
15.	REPURCHASE DATE PAYMENTS/COLLECTIONS	33
16.	REPURCHASE OF PURCHASED LOANS; CHANGE OF LAW	33
17.	SUBSTITUTION	34
18.	REPURCHASE TRANSACTIONS	34
19.	EVENTS OF DEFAULT	34
20.	REMEDIES	37
21.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE	40
22.	USE OF EMPLOYEE PLAN ASSETS	40
23.	INDEMNITY	40
24.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS	41
25.	REIMBURSEMENT; SET-OFF	41
26.	FURTHER ASSURANCES	42
27.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION	42
28.	TERMINATION	43
29.	ASSIGNMENT	43
30.	AMENDMENTS, ETC.	44
31.	SEVERABILITY	44
32.	BINDING EFFECT; GOVERNING LAW	44
33.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS	44
34.	SINGLE AGREEMENT	45
35.	INTENT	45
36.	NOTICES AND OTHER COMMUNICATIONS	46
37.	CONFIDENTIALITY	47
38.	DUE DILIGENCE	47

EXHIBIT A	FORM OF QUARTERLY CERTIFICATION
EXHIBIT B	FORM OF SERVICING SIDE LETTER
EXHIBIT C	FORM OF ASSIGNMENT
EXHIBIT D	FORM OF TRANSACTION NOTICE

2

MASTER REPURCHASE AGREEMENT

Dated as of October 31, 2005

BETWEEN:

CITIGROUP GLOBAL MARKETS REALTY CORP. (“Buyer”, which term shall include any “Principal” as defined and provided for in Annex I), or as agent pursuant hereto (“Agent”); and

TABERNA REALTY HOLDINGS TRUST, as seller (“Seller”).

1.	APPLICABILITY

Buyer shall, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which Seller transfers to Buyer Eligible Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller Purchased Loans at a date certain, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.	DEFINITIONS AND INTERPRETATION

(a) Defined Terms.

“Additional Purchased Loans” shall have the meaning assigned thereto in Section 6(a) hereof.

“Adjustable Rate Mortgage Loan” means a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Adjustment Date” means with respect to each Adjustable Rate Mortgage Loan, the date set forth in the related Note on which the Mortgage Interest Rate on the Loan is adjusted in accordance with the terms of the Note.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the meaning of “control”.

“Agency” means Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.

“Agent” means Citigroup Global Markets Realty Corp., or any successor.

“Agreement” means this Master Repurchase Agreement (including all exhibits, schedules and other addenda thereto), as it may be amended, supplemented or otherwise modified from time to time.

“ALTA” means the American Land Title Association.

“Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Loan as the value of the Mortgaged Property (or the related Cooperative Unit in the case of a Cooperative Loan).

“Assignment” means, with respect to each Purchased Loan, a written assignment by the Seller to the Buyer of the Seller’s rights under the related Servicing Agreement, which assignment shall be in the form of Exhibit C attached hereto or, if a specific form of assignment is required under the related Servicing Agreement, in the form provided in such Servicing Agreement.

“Assignment of Mortgage” means, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

“Balloon Loan” means, with respect to a Loan, a final Monthly Payment that is significantly larger than the other scheduled Monthly Payments in respect of such Loan.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day upon which the banking institutions in the State of New York or any of Custodian, Seller or Buyer are authorized or obligated by law or executive order to be closed.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of Seller at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock; provided that the raising of capital in the private equity market or through an initial public offering shall not be deemed to be a Change in Control of Seller.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Buyer (or any Affiliate of Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” means the account established by related Servicer in accordance with Section 14(u) for the benefit of Buyer.

“Combined Loan-to-Value Ratio” or “CLTV” means with respect to any Loan, the ratio of the original outstanding principal amount of the Loan and any other mortgage loan which is secured by a lien on the related Mortgaged Property to the lesser of (a) the Appraised Value of the Mortgaged Property at origination of such Loan, or (b) if the Mortgaged Property was purchased within 12 months of the origination of the Loan, the purchase price of the Mortgaged Property.

“Confirmation” shall have the meaning assigned thereto in Section 4 hereof.

“Conforming Loan” means a Loan (i) that conforms to the requirements of each Agency for securitization or cash purchase, and (ii) that either (a) is subject to a mandatory Take-Out Commitment, or (b) is eligible for purchase by any Agency pursuant to a commitment to purchase from such Agency under one of its cash purchase programs.

“Cooperative Corporation” shall mean with respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Loan” shall mean a Loan that is secured by a First Lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Project” shall mean, with respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without limitation the land, separate dwelling units and all common elements.

“Cooperative Shares” shall mean, with respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” shall mean, with respect to a Cooperative Loan, a specific unit in a Cooperative Project. “Custodial Agreement” means the Custodial Agreement, dated as of the date hereof, among Seller, Buyer, and Custodian.

“Custodian” means Citibank (West) FSB, or its successors and permitted assigns.

“Default” means any event, that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” means, as of any date of determination, the lesser of (i) the Pricing Rate plus 4% and (ii) the maximum rate permitted by applicable law. The Default Rate is calculated on the basis of a 360-day year and the actual number of days elapsed between the date of Default and the date of determination.

“Delinquent” means, with respect to a Loan, that a monthly payment due thereon is not made by the close of business on the Due Date.

“Dollars” or “$” means, unless otherwise expressly stated, lawful money of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.

“Effective Date” means October 31, 2005.

“Electronic Data File” means a computer tape or other electronic medium generated by or on behalf of the Seller and delivered or transmitted to the Buyer and the Custodian which provides information relating to the Purchased Loans, including the information set forth in the Loan Schedule, in a format acceptable to the Buyer.

“Electronic Tracking Agreement” means the electronic tracking agreement among Buyer, Seller, Servicer, MERSCORP, Inc. and Mortgage Electronic Registration, Systems, Inc., in form and substance acceptable to Buyer to be entered into in the event that any of the Loans become MERS Designated Mortgage Loans; provided that if no Loans are or will be MERS Designated Mortgage Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

“Electronic Transmission” means the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Loan” has the meaning set forth in the Pricing Side Letter.

“ERISA” shall have the meaning assigned thereto in Section 22 hereof.

“Escrow Payments” means the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, mortgage insurance premiums, fire and hazard insurance premiums and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage.

“Event of Default” shall have the meaning assigned thereto in Section 19 hereof.

“Fannie Mae” means the Federal National Mortgage Association, and its successors in interest.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.

“FICO Score” means the credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores at the time of the origination of a Loan.

“First Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a Note which creates a first lien on the Mortgaged Property.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, and its successors in interest.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Ginnie Mae” means the Government National Mortgage Association, and its successors in interest.

“Governmental Authority” shall mean, with respect to any Person, any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its subsidiaries or any of their properties.

“Gross Margin” means with respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Note and the Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Note to determine the new Mortgage Interest Rate for such Loan.

“Guarantor” shall mean Taberna Realty Finance Trust.

“Guaranty” shall mean the guaranty, dated as of the date hereof, executed by Guarantor in favor of Buyer.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person.

“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by Seller with a counterparty approved by Buyer.

“High Cost Loan” means a Loan that is (a) subject to, covered by or in violation of the provisions of the Homeownership and Equity Protection Act of 1994, as amended, (b) a “high cost”, “covered”, “abusive”, “predatory”, or “high risk” mortgage loan under any federal, state or local law, or similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees, or any other statute or regulation providing assignee liability to holders of such mortgage loans, or (c) subject to or in violation of any such or comparable federal, state or local statutes or regulations.

“HUD” means the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA mortgage insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

“Income” means, with respect to any Purchased Loan at any time, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the securitization of such Purchased Loan or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Loan.

“Indebtedness” means, for any Person: (a) all obligations for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed on a recourse basis by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other contingent liabilities of such Person.

“Index” means with respect to each Adjustable Rate Mortgage Loan, the index identified on the related Loan Schedule and set forth in the related Note for the purpose of calculating the interest rate thereon.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Leverage Ratio” means, on any date of determination and with respect to Taberna REIT, the ratio of (a) Total Indebtedness to (b) Shareholder’s Equity.

“LIBOR” means the rate determined by Buyer daily (or less frequently as Buyer may in its sole discretion determine) on the basis of the London Inter-Bank Offered Rate for one-month U.S. dollar deposits, as such rate appears as “BBAM” “Page DG8 4a” on Bloomberg as of 8:00 a.m. (New York City time) on such date (rounded up to the nearest whole multiple of 1/16%); provided that if such rate does not appear on Bloomberg, the rate for such date will be the rate determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its sole discretion and communicated to Seller; provided further that if the rate will be applied to a Transaction that is other than thirty (30) days in duration, the LIBOR rate shall correspond as closely as reasonably possible to the relevant period as set forth in a mutually agreed upon source as of 8:00 a.m. (New York City time) on the date of the related Purchase Date.

“Loan” shall mean a mortgage loan or a Cooperative Loan which the Custodian has been instructed to hold for the Buyer pursuant to the Custodial Agreement, and which loan includes, without limitation, (i) a Note, the related Mortgage and all other Loan Documents and (ii) all right, title and interest of the Seller in and to the Mortgaged Property covered by such Mortgage.

“Loan-to-Value Ratio” or “LTV” means with respect to any Loan, the ratio of the outstanding principal amount of such Loan or original maximum authorized principal amount, as the case may be, at the time of origination to the lesser of (a) the Appraised Value of the related Mortgaged Property at origination of such Loan and (b) if the related Mortgaged Property was purchased within twelve (12) months of the origination of such Loan, the purchase price of the related Mortgaged Property.

“Loan Schedule” means the list of Loans delivered by Seller to Buyer and Custodian together with each Transaction Notice and attached by the Custodian to the related Trust Receipt. Each Loan Schedule (which shall also include a Electronic Data File) shall set forth the following information with respect to each Loan: product description, Purchased Loan number, obligor name and address, principal balance, coupon, last payment date, next payment due date, origination date, credit score, property type, loan-to-value, combined-loan-to-value, owner occupancy, lien status, senior liens, subordinate liens, payment status, whether the loans are subject to prepayment charges, any other information required by Buyer and any other additional items to be delivered as set forth on Annex 1 to the Custodial Agreement.

“Manufactured Home” means a prefabricated or manufactured home a lien on which secures a Loan and which is considered and treated as “real estate” under applicable law.

“Margin Call” shall have the meaning assigned thereto in Section 6(a) hereof.

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Market Value” means, except as set forth in the Pricing Side Letter, (i) with respect to any Purchased Loan that is an Eligible Loan, as of any date of determination, the value ascribed to such asset by Buyer in its sole reasonable discretion exercised in good faith as marked to market daily (but in no event greater than the Market Value of such Purchased Loan on the related initial Purchase Date), and (ii) with respect to a Purchased Loan that is not an Eligible Loan or a Purchased Loan that is deemed by Buyer in its sole discretion to be unsecuritizable or otherwise uncollectible, zero. The Buyer’s determination of Market Value shall be conclusive upon the parties absent manifest error. Seller acknowledges that Buyer is determining Market Value using conservative methodology assuming an accelerated disposition period without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Loans achieved by obtaining competing bids in an orderly market in which the originator/servicer is not in default under a revolving debt facility and the bidders have adequate opportunity to perform customary loan and servicing due diligence; accordingly, such Market Value may be lower than that which would be obtained through a planned offering of the Loans.

“Master Netting Agreement” means the letter agreement among Buyer and Seller and certain Affiliates and Subsidiaries of Buyer and Seller, in form and substance acceptable to Buyer to be entered into in the event that Buyer agrees; provided that if such agreement is not entered into, all references herein to the Master Netting Agreement shall be disregarded.

“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects taken as a whole or prospects of such Person.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to a Person or a Person and its Affiliates that are party to any Program Document taken as a whole; (b) a material impairment of the ability of a Person or any Affiliate thereof that is a party to any Program Document to perform under any Program Document and to avoid any Event of Default; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against a Person or any Affiliate of such Person that is a party to any Program Document; or (d) a material adverse effect upon the value or marketability of a material portion of the Purchased Loans.

“Maximum Aggregate Purchase Price” means $500,000,000.

“Maximum Mortgage Interest Rate” means with respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the related Loan Schedule and in the related Mortgage Note and is the maximum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be increased on any Adjustment Date.

“MERS” shall have the meaning assigned thereto in the Custodial Agreement.

“MERS Designated Mortgage Loan” shall have the meaning assigned thereto in the Custodial Agreement.

“Monthly Payment” means with respect to any Loan, the scheduled combined payment of principal and interest payable by a Mortgagor under the related Mortgage Note on each Due Date.

“Mortgage” shall mean with respect to a Loan, the mortgage, deed of trust or other instrument, which creates a First Lien on either (i) with respect to a Loan other than a Cooperative Loan, the fee simple or leasehold estate in such real property or (ii) with respect to a Cooperative Loan, the Proprietary Lease and related Cooperative Shares, which in either case secures the Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Identification Number” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Interest Rate” means, with respect to each Loan, the annual rate at which interest accrues on such Loan from time to time in accordance with the provisions of the related Note.

“Mortgage Loan Documents” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgaged Property” means, with respect to a Loan, the related Mortgagor’s fee interest in a single parcel of real property and all other collateral securing repayment of the debt evidenced by the related Note.

“Mortgagee” means the record holder of a Note secured by a Mortgage.

“Mortgagor” means the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“MV Margin Amount” means, with respect to any Transaction, as of any date of determination, the amount obtained by application of the MV Margin Percentage to the Repurchase Price, exclusive of the accrued and unpaid Price Differential, for such Transaction as of such date.

“MV Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Net Worth” shall mean, with respect to any Person, the excess of total assets for such Person, over total liabilities of such Person, determined in accordance with GAAP.

“Note” means, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.

“Notice Date” means a date prior to 11:00 a.m. (New York City time) two (2) Business Days prior to the proposed Purchase Date on which notice of such proposed Purchase Date is given pursuant to Section 3(a).

“Obligations” means (a) all of Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of Seller to Buyer, its Affiliates, the Custodian or any other Person arising under, or in connection with, the Program Documents or directly related to the Purchased Loans, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Loan, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer pursuant to the Program Documents.

“Par Margin Amount” means, with respect to any Transaction, as of any date of determination, the amount obtained by application of the Par Margin Percentage to the Repurchase Price (exclusive of any accrued and unpaid Price Differential) for such Transaction as of such date.

“Par Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Person” means any legal person, including any individual, corporation, partnership, association, joint venture, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Price Differential” means, with respect to each Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” means the per annum percentage rate for determination of the Price Differential as set forth in the Pricing Side Letter.

“Pricing Side Letter” means with respect to a Purchased Loan, the related pricing side letter, dated as of the date such Purchased Loan becomes subject to a Transaction hereunder, between Seller and Buyer, as the same may be amended, supplemented or modified from time to time.

“Prime Rate” means the daily prime loan rate as reported in The Wall Street Journal or if more than one rate is published, the highest of such rates.

“Principal” shall have the meaning given to it in Annex I.

“Program Documents” means this Agreement, the Custodial Agreement, any Servicing Agreement, each Assignment, the Guaranty, the Master Netting Agreement, the Securitization Side Letter, any assignment of Hedge Instrument, the Pricing Side Letter, the Electronic Tracking Agreement and any other agreement entered into by Seller and/or a Servicer, on the one hand, and the Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” shall mean the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

“Purchase Date” means, with respect to each Transaction, the date on which Purchased Loans are sold by Seller to the Buyer hereunder.

“Purchased Items” shall have the meaning assigned thereto in Section 9 hereof.

“Purchased Loans” means any of the following assets sold by Seller to Buyer in a Transaction: the related Loans, together with the related Records, Servicing Rights, Take Out Commitments, if any, Seller’s or Guarantor’s rights under any related Hedge Instruments, Seller’s or Guarantor’s rights under any Take-out Commitment related to the Loans and other Purchased Items, such other property, rights, titles or interest as are specified on a related Transaction Notice, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing. The term “Purchased Loans” with respect to any Transaction at any time also shall include Additional Purchased Loans delivered pursuant to Section 6(a) hereof and Substitute Loans delivered pursuant to Section 17 hereof.

“Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.

“Qualified Originator” shall mean any originator of Loans which have not been designated by Buyer (in its reasonable discretion) in a written or verbal notice to Seller.

“Reacquired Loans” shall have the meaning assigned thereto in Section 17.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Loan. Records shall include, without limitation, the Notes, any Mortgages, the Mortgage Files, the Servicing File, and any other instruments necessary to document or service a Loan that is a Purchased Loan, including, without limitation, the complete payment and modification history of each Loan that is a Purchased Loan.

“REIT” means a “qualified real estate investment trust” under Section 856 of the Code.

“Repurchase Date” means (i) the 20th day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) such other Business

Day on which Seller is to repurchase Purchased Loans from Buyer, as specified by Seller, in its sole discretion, in the related Transaction Notice and/or the related Confirmation, (iii) the date determined by application of Section 14(d) or Section 20, as applicable, or (iv) at Buyer’s option and upon prior written notice to Seller, the date on which Seller is to repurchase some or all of the Purchased Loans from Buyer, if Buyer’s senior or short-term debt obligations shall be rated below the four highest generic grades (without regard to any pluses or minuses reflecting gradations with such generic grades) by any national recognized statistical rating organization.

“Repurchase Price” means the price at which Purchased Loans are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price for such Purchased Loans and the Price Differential as of the date of such determination.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“Security Agreement” means with respect to any Loan, any contract, instrument or other document related to security for repayment thereof (other than the related Mortgage and Note), executed by the Mortgagor and/or others in connection with such Loan, including without limitation, any security agreement, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit or certificate of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.

“Servicer” means the related Servicer of the Mortgage Loans or such other entity approved as a “Servicer” hereunder in writing by Buyer in its sole discretion.

“Servicing Agreement” means any agreement (including but not limited to the Servicing Side Letters, but not including the Custodial Agreement) giving rise or relating to Servicing Rights with respect to a Purchased Loan, and any assignment or other agreement relating to such agreement.

“Servicing File” means with respect to each Loan, the file retained by Seller consisting of all documents that a prudent originator and servicer would have, including copies of the Mortgage Loan Documents, all documents necessary to document and service the Loans and any and all documents required to be delivered pursuant to any of the Program Documents.

“Servicing Rights” means contractual, possessory or other rights of Seller or any other Person, whether arising under a Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Purchased Loan or to possess related Records.

“Servicing Side Letter” means a letter agreement, in the form of Exhibit B attached hereto, among the Seller, the Buyer and the related Servicer.

“Shareholder’s Equity” means, with respect to Taberna REIT, the amount which, in conformity with GAAP, would be set forth opposite the caption “shareholder’s equity” (or any like caption) on a consolidated balance sheet of Taberna REIT and its Subsidiaries at such date.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substitute Loans” has the meaning assigned thereto in Section 17.

“Taberna REIT” means Taberna Realty Finance Trust and its consolidated subsidiaries.

“Take-out Commitment” means, with respect to any Loan, an irrevocable commitment issued by a purchaser, approved by Buyer in its sole discretion, in favor of the applicable originator, pursuant to which such purchaser agrees to purchase such Loan at a specific price on a “when-issued” basis.

“Tangible Net Worth” shall mean, with respect to Taberna REIT, as of any date of determination, the consolidated Net Worth of Taberna REIT and its Subsidiaries, less the consolidated net book value of all assets of Taberna REIT and its Subsidiaries (to the extent reflected as an asset in the balance sheet of Taberna REIT or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, deferred taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that residual securities issued by Taberna REIT or its Subsidiaries shall not be treated as intangibles for purposes of this definition.

“Termination Date” means the earliest of (i) June 30, 2006, (ii) at Buyer’s option, upon the occurrence of an Event of Default, or (iii) at Buyer’s option, upon the occurrence of any outbreak or material escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis, the effect of which on the financial markets is such as to make it, in the reasonable judgment of Buyer, impracticable to continue this Agreement.

“Total Indebtedness” means, with respect to Taberna REIT, for any period, the aggregate Indebtedness of Taberna REIT during such period (excluding non-recourse liabilities), less the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” means a written request by Seller to enter into a Transaction, in a form substantially similar to that attached hereto as Exhibit G, which is delivered to Buyer.

“Trust Receipt” shall have the meaning assigned thereto in the Custodial Agreement.

“Underwriting Guidelines” means the standards, procedures and guidelines of Seller or any third party guidelines used by Seller for underwriting or originating Loans previously submitted by Seller to, and approved by, Buyer.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“USC” shall have the meaning assigned thereto in Section 35.

(b) Capitalized terms used but not defined in this Agreement shall have the meanings assigned thereto in the Custodial Agreement.

(c) Interpretation. Headings are for convenience only and do not affect interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or Annex or Exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been waived in writing by Buyer or has been timely cured. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Seller or Guarantor, as applicable.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller or Guarantor by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where Seller or Guarantor is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer, Guarantor and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, Guarantor, a Servicer of the Purchased Loans, any other Person or the Purchased Loans themselves.

3.	THE TRANSACTIONS

(a) Subject to the terms and conditions of the Program Documents, Buyer may, from time to time in its sole discretion, enter into Transactions with an aggregate Purchase Price for all Purchased Loans acquired by Buyer not to exceed the Maximum Aggregate Purchase Price. Unless otherwise agreed, Seller shall request that Buyer enter into a Transaction by delivering on the Notice Date (i) a Transaction Notice, a Loan Schedule and a Electronic Data File to Buyer and Custodian, and (ii) the Mortgage File to Custodian for each Loan subject to such Transaction. Upon Buyer agreeing to enter into such proposed Transaction, Buyer shall promptly deliver to Seller a confirmation of such Transaction. Buyer shall have no obligation to purchase any Purchased Loans hereunder if, as a result of such purchase, the then aggregate outstanding Purchase Price would exceed the Maximum Aggregate Purchase Price. It is acknowledged and agreed that, notwithstanding any other provision of this Agreement to the contrary, the facility provided under this Agreement is an uncommitted facility and the Buyer shall have no obligation to enter into any Transactions hereunder.

(b) Seller shall repurchase Purchased Loans from Buyer on each related Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Loan. Seller is obligated to obtain the Purchased Loans from Buyer or its designee (including the Custodian) at Seller’s expense on (or after) the related Repurchase Date.

(c) Provided that the applicable conditions in Sections 10(a) and (b) have been satisfied, Seller may request that a Purchased Loan that is repurchased by the Seller on the Repurchase Date become subject to a new Transaction by delivering notice of such request to

Buyer at least one (1) Business Day prior to any such Repurchase Date; provided that if the Repurchase Date so determined is later than the Termination Date, the Repurchase Date for such Transaction shall automatically reset to the Termination Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date. Upon Buyer agreeing to enter into such proposed Transaction, Buyer shall promptly deliver to Seller a confirmation of such new Transaction. For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.

4.	CONFIRMATIONS

In the event that the parties hereto desire to enter into a Transaction, the parties shall execute a “Confirmation” specifying such terms prior to entering into such Transaction, including, without limitation, the Purchase Date, the Purchase Price, and the Pricing Rate therefor, the Repurchase Date and the applicable Representations and Warranties. Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Buyer and Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

5.	PAYMENT AND TRANSFER

Unless otherwise agreed, all transfers of funds hereunder shall be in immediately available funds and all Purchased Loans transferred shall be transferred to the Custodian pursuant to the Custodial Agreement. Any Repurchase Price or Price Differential received by the Buyer after 4:00 p.m. New York City time shall be applied on the next succeeding Business Day.

6.	MARGIN MAINTENANCE

(a) If at any time either (i) the aggregate Market Value of all Purchased Loans subject to all Transactions is less than the aggregate MV Margin Amount for all such Purchased Loans or (ii) the aggregate unpaid principal balance of the Purchased Loans subject to all Transactions is less than the aggregate Par Margin Amount for all such Purchased Loans (either such event, a “Margin Deficit”), then the Buyer may, by notice to Seller, require Seller in such Transactions to transfer to the Buyer cash or, at the Buyer’s option (and provided Seller has additional Eligible Loans), additional Eligible Loans (“Additional Purchased Loans”) within one (1) Business Day of such notice by Buyer, so that both (x) the cash and aggregate Market Value of the Purchased Loans, including any such Additional Purchased Loans, will thereupon equal or exceed such aggregate MV Margin Amount, and (y) the cash and unpaid principal balance of such Purchased Loans, including any such Additional Purchased Loans and Purchased Loans, will therefore equal or exceed such aggregate Par Margin Amount (either requirement, a “Margin Call”); provided that if Seller transfers cash, Buyer shall apply such cash to the Purchase Price for such Purchased Loan.

(b) Notice required pursuant to Section 6(a) may be given by any means provided in Section 36 hereof. Any notice given before 5:00 p.m. New York City Time on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. New York City time on the following Business Day. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

7.	INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Loan subject to that Transaction, such Income shall be the property of Buyer, and Seller shall hold any such Income it receives in trust for Buyer and shall deposit all such Income into the Collection Account promptly after receipt thereof. Provided no Default has occurred, Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its sole discretion), on the Repurchase Date following the date such Income is received by Buyer (or a related Servicer on its behalf) either (i) transfer (or permit the related Servicer to transfer) to Seller such Income with respect to any Purchased Loans subject to such Transaction, or (ii) if a Margin Deficit then exists, apply the Income payment to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentences (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Loans sufficient to eliminate such Margin Deficit, or (B) if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid.

8.	TAXES; TAX TREATMENT

(a) All payments made by the Seller and the Guarantor under the Program Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which the Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by the Seller or Guarantor, as applicable for its own account not later than the date when due. If the Seller or Guarantor is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (d) pay to the Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b) In addition, the Seller and Guarantor agree to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Repurchase Agreement (“Other Taxes”).

(c) The Seller agrees to indemnify the Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that the Buyer shall have provided the Seller with evidence, reasonably satisfactory to the Seller, of payment of Taxes or Other Taxes, as the case may be.

(d) Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide the Seller with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D). For any period with respect to which a Foreign Buyer has failed to provide the Seller with the appropriate form or other relevant document pursuant to this Section 8(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under Section 8(c) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(e) Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller and Guarantor contained in this Section 8 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 8 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(f) Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Loans and that the Purchased Loans are owned by Seller in the absence of an Event of Default by Seller. All parties to this Repurchase

Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

9.	SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY IN FACT

(a) Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Loans and not loans from Buyer to Seller secured by the Purchased Loans. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, Seller hereby grants Buyer a fully perfected first priority security interest in the following property, whether now existing or hereafter acquired: (i) all Loans identified on a Transaction Notice delivered by the Seller to the Buyer and the Custodian from time to time, (ii) all Loan Documents, including without limitation all promissory notes, and all Records, and any other collateral pledged or otherwise relating to such Loans, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Loan accounting records and other books and records relating thereto, (iii) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Loans and all claims and payments thereunder, (iv) all other insurance policies and insurance proceeds relating to any Loans or the related Mortgaged Property, (v) all Interest Rate Protection Agreements relating to any or all of the foregoing, (vi) any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, (vii) all purchase or Take-out Commitments relating to or constituting any or all of the foregoing, (viii) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equivalent”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing, (ix) all interests in real property owned by the Seller or collateralizing any Loans, and (x) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”). Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, any security interest Seller may have in the Purchased Loans and any other collateral granted to Seller pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.

(b) Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, to file such financing statement or statements relating to the Purchased Loans and the Purchased Items without Seller’s signature thereon as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Purchased Loans and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other Purchased Loans whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Loans;

(iii) (A) to direct any party liable for any payment under any Purchased Loans to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Loans; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Loans; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Loans or any proceeds thereof and to enforce any other right in respect of any Purchased Loans; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Loans; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Loans as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Loans and the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 20 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Loans.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Loans and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

10.	CONDITIONS PRECEDENT

(a) As conditions precedent to the initial Transaction, Buyer shall have received the following or the following shall have been completed (as applicable) on or before the day of such initial Transaction, in form and substance reasonably satisfactory to Buyer and duly executed by each party thereto (as applicable):

(i) The Program Documents shall be duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii) A certified copy of Seller’s and Guarantor’s consents or corporate resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iii) An incumbency certificate of the secretaries of Seller and Guarantor certifying the names, true signatures and titles of Seller’s and Guarantor’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(iv) An opinion of Seller’s and Guarantor’s counsel as to such matters as Buyer may reasonably request (including, without limitation, enforceability, non-contravention and perfection opinions) each in form and substance acceptable to Buyer;

(v) A copy of each related Underwriting Guidelines certified by an officer of the related Qualified Originator;

(vi) The payment in respect of the fees and expenses as set forth in the Pricing Side Letter;

(vii) Evidence of the establishment of the Collection Account;

(viii) A copy of the insurance required by Section 14(o) of this Agreement;

(ix) If applicable, a waiver from Guarantor’s lenders permitting Guarantor to issue the Guaranty;

(x) Financial Statements of the Guarantor;

(xi) Buyer shall have completed the due diligence review pursuant to Section 38, and such review shall be satisfactory to Buyer in its sole discretion;

(xii) Buyer shall have obtained final internal credit approval of the transactions contemplated by the Program Documents; and

(xiii) Any other documents reasonably requested by Buyer.

(b) The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(i) Buyer or its designee shall have received the following or the following shall have been completed (as applicable) on or before the day of a Transaction with respect to such Purchased Loans (unless otherwise specified in this Agreement), in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)	The Transaction Notice, Loan Schedule and Electronic Data File with respect to such Purchased Loans, delivered pursuant to Section 3(a);

(B)	The Trust Receipt with respect to such Purchased Loans, with the Loan Schedule attached;

(C)	Such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its commercially reasonable judgment, and only based on a material change with respect to the business, condition (financial or otherwise), operations, performance or properties of Seller or Guarantor;

(D)	Certification of Custodian that no material deficiencies in the related Mortgage Files exist;

(E)	The related Originator and Servicer shall be approved by Buyer in its sole discretion;

(F)	A copy of any Underwriting Guidelines to the extent such guidelines have been amended or to the extent such guidelines have not been delivered for prior Transactions;

(G)	A fully executed Servicing Side Letter; provided, that if the related Servicer has already executed a Servicing Side Letter for a prior Transaction and such Servicer is servicing the related Purchased Loans pursuant to the same Servicing Agreement as in the prior Transaction, no additional Servicing Side Letter shall be required, provided that the originally executed Servicing Side Letter remains in effect; and

(H)	A fully executed Assignment of each related Servicing Agreement with respect to the related Purchased Loans; provided, that the Buyer shall not deliver such Assignment, or notice thereof, to the related Servicer until a Default or Event of Default has occurred and is continuing.

(ii) No Default or Event of Default shall have occurred and be continuing.

(iii) Buyer shall not have determined that the introduction of or a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR, and no alternative reasonably acceptable to the Buyer is available.

(iv) All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction and Seller and Guarantor are in compliance with the terms and conditions of the Program Documents.

(v) The aggregate outstanding Purchase Price for all Purchased Loans then subject to Transactions hereunder, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

(vi) Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 10 that were not satisfied prior to such initial Purchase Date.

(vii) Buyer shall have determined that all actions necessary or, in the opinion of Buyer, desirable to maintain the Buyer’s perfected interest in the Purchased Loans and other Purchased Items have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1.

(viii) Seller shall have paid to Buyer all fees and expenses owed to Buyer in accordance with this Agreement.

(ix) Buyer or its designee shall have received any other documents reasonably requested by Buyer.

(x) There is no Margin Deficit at the time immediately prior to entering into a new Transaction.

(xi) No event or events shall have been reasonably determined by Buyer to have occurred resulting in the effective absence of a “repo market” respecting loans or mortgage-backed or asset-backed securities such that Buyer is or was unable to finance or fund purchases under this Agreement through the “repo market” or Buyer’s customers.

(xii) Each secured party (including any party that has a precautionary security interest in a Loan) has released all of its right, title and interest in, to and under such Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement has been delivered to the Buyer prior to each Transaction and to the Custodian as part of the Mortgage File.

(xiii) The Seller shall have provided to the Buyer evidence, sufficient to the Buyer in its sole discretion, that the related Originator’s interest in the Purchased Loans has been released, or shall be released upon receipt of a purchase price agreed to between such Originator and the Seller.

11.	RELEASE OF PURCHASED LOANS

Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to the Program Documents, then (a) Buyer shall be deemed to have terminated any security interest that Buyer may have in such Purchased Loan and any Purchased Items solely related to such Purchased Loan and (b) with respect to such Purchased Loan, Buyer shall direct Custodian to release such Purchased Loan and any Purchased Items solely related to such Purchased Loan to Seller unless such release and termination would give rise to or perpetuate a Margin Deficit. Except as set forth in Sections 6(a) and 17, Seller shall give at least one (1) Business Day prior written notice to Buyer if such repurchase shall occur on any date other than the Repurchase Date set forth in Section 3(b).

If such a Margin Deficit is applicable, Buyer shall notify Seller of the amount thereof and Seller may thereupon satisfy the Margin Call in the manner specified in Section 6.

12.	RELIANCE

With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller or Guarantor in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s or Guarantor’s behalf.

13.	REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date, be deemed to represent and warrant that:

(a) Due Organization and Qualification. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction under whose laws it is organized. Seller is duly qualified to do business and has obtained all necessary licenses, permits, charters, registrations and approvals, necessary for the conduct of its business as currently conducted and the performance of its obligations under the Program Documents except where any failure to obtain such a qualification, license, permit, charter, registration or approval will not cause a Material Adverse Effect with respect to Seller or impair the enforceability of any Loan.

(b) Power and Authority. Seller has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Program Documents and to consummate the Transactions.

(c) Due Authorization. The execution, delivery and performance of the Program Documents by Seller have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.

(d) Noncontravention. None of the execution and delivery of the Program Documents by Seller or the consummation of the Transactions and transactions thereunder:

(i) conflicts with, breaches or violates any provision of the organizational documents or material agreements of Seller or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to Seller or its properties;

(ii) constitutes a material default by Seller under any loan or repurchase agreement, mortgage, indenture or other agreement or instrument to which Seller or is a party or by which it or any of its properties is or may be bound or affected; or

(iii) results in or requires the creation of any lien upon or in respect of any of the assets of Seller except the lien relating to the Program Documents.

(e) Legal Proceeding. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Loans, Seller or any of its Affiliates, pending or to its knowledge, threatened, which is reasonably likely to be adversely determined and which, if decided adversely, would have a reasonable likelihood of having a Material Adverse Effect with respect to Seller.

(f) Valid and Binding Obligations. Each of the Program Documents to which Seller is a party, when executed and delivered by Seller, as applicable, will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Financial Statements. The financial statements of Taberna REIT, copies of which have been furnished to Buyer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Taberna REIT as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to Taberna REIT. Except as disclosed in such financial statements, Taberna REIT is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a reasonable likelihood of causing a Material Adverse Change.

(h) Accuracy of Information. None of the documents or information prepared by or on behalf of Seller or Taberna REIT and provided to Buyer relating to Taberna REIT’s financial condition contain any statement of a material fact with respect to Taberna REIT or the Transactions that was untrue or misleading in any material respect when made. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change known to Taberna REIT that would render any of such documents or information untrue or misleading in any material respect.

(i) No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental, instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental person, is required in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of any other Program Document, other than any that have heretofore been obtained, given or made.

(j) Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in either a Material Adverse Change or a Material Adverse Effect.

(k) Solvency: Fraudulent Conveyance. Seller and Guarantor are solvent and will not be rendered insolvent by the Transaction and, after giving effect to such Transaction. Neither Seller nor Guarantor will not be left with an unreasonably small amount of capital with which to engage in its business. Neither Seller nor Guarantor intends to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature. Neither Seller nor Guarantor is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. The amount of consideration being received by Seller upon the sale of the Purchased Loans to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Loans. Seller is not transferring any Purchased Loans with any intent to hinder, delay or defraud any of its creditors.

(l) Investment Company Act Compliance. Neither Seller nor Guarantor is required to be registered as an “investment company” as defined under the Investment Company Act nor as an entity under the control of an “investment company” as defined under the Investment Company Act.

(m) Taxes. Seller has filed all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(n) Additional Representations. With respect to each Loan to be sold hereunder by Seller to Buyer, Seller hereby makes all of the applicable representations and warranties set forth in the Pricing Side Letter as of the date the related Mortgage File is delivered to the Custodian with respect to the Loans and continuously while such Loan is subject to a Transaction. Further, as of each Purchase Date, Seller shall be deemed to have represented and warranted in like manner that Seller has no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a Transaction Notice, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller.

(o) No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller; and

(p) Corporate Separateness.

(i) The capital of Seller is adequate for the respective business and undertakings of Seller.

(ii) Other than as provided in this Agreement and the other Program Documents, Seller is not engaged in any business transactions any of its Affiliates other than transactions in the ordinary course of its business on an “arms-length” basis.

(iii) The funds and assets of Seller are not and will not be, commingled with the funds of any other Person.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Loans to Buyer and shall continue for so long as the Purchased Loans are subject to this Agreement.

14.	COVENANTS OF SELLER

Seller hereby covenants with Buyer as follows:

(a) Defense of Title. Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands.

(b) No Amendment or Compromise. Without Buyer’s prior written consent, none of Seller or those acting on Seller’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Loans, any related rights or any of the Program Documents, provided that Servicers may amend or modify a Loan if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Loan.

(c) No Assignment. Except as permitted herein, neither Seller nor Guarantor shall, and Seller and Guarantor shall not permit or suffer any Servicer to, sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Loans or any interest therein, provided that this Section 14(c) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Loans in accordance with the Program Documents and any forward purchase commitment or other type of take out commitment for the Purchased Loans.

(d) Servicing of Loans. Seller shall cause Servicers to service all Loans that are part of the Purchased Loans in accordance with the related Servicing Agreements, employing at least the same procedures and exercising the same care that Servicers customarily employ in servicing Loans for their own account. Seller shall notify Servicers of Buyer’s interest hereunder and Seller shall notify Buyer of the name and address of all Servicers of Loans. Prior to any Person other than Seller becoming a Servicer of the Purchased Loans, Buyer shall have the right to approve each such Servicer and the form of all Servicing Agreements, each such Servicing Agreement to be provided to Buyer at least ten (10) Business Days prior to the related Transaction. Seller shall cause the Servicers to hold or cause to be held all escrow funds collected with respect to such Loans in trust accounts and shall apply the same for the purposes for which such funds were collected. Upon Buyer’s request, Seller shall provide reasonably promptly to Buyer a letter addressed to and agreed to by each Servicer, in form and substance reasonably satisfactory to Buyer, advising such Servicer of such matters as Buyer may reasonably request. If Seller should discover that, for any reason whatsoever, Seller or any entity responsible to Seller by contract for managing or servicing any such Loan has failed to perform fully Seller’s obligations under the Program Documents with respect to the servicing of the Purchased Loans or any of the obligations of such entities with respect to the Purchased Loans, Seller shall promptly notify Buyer. In addition, Seller shall promptly notify Buyer upon becoming aware that any Servicer has sold or assigned its servicing rights under the applicable Servicing Agreement, and in each such case Buyer may in its sole discretion determine that the Repurchase Date with respect to the applicable Purchased Loans under such Servicing Agreement shall be deemed immediately (or at such later date as Buyer may in its sole discretion designate) to occur.

(e) Preservation of Purchased Items. Seller shall do all things necessary to preserve the Purchased Items so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all applicable laws, rules, regulations and other laws of any Governmental Authority applicable to it relating to the Purchased Items and cause the Purchased Items to comply with all applicable laws, rules, regulations and other laws of any such Governmental Authority. Seller will not allow any default to occur for which Seller is responsible under any Purchased Items or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Items or the Program Documents.

(f) Maintenance of Papers, Records and Files. Seller shall acquire, and Seller shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Loan. Seller will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss.

(i) Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Loans in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in Custodian’s possession unless Buyer otherwise approves. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file.

(ii) For so long as Buyer has an interest in or lien on any Purchased Loan, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iii) Upon reasonable advance notice from Custodian or Buyer, Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

(g) Financial Statements; Accountants’ Reports; Other Information. Seller shall keep or cause to be kept in reasonable detail books and records of Seller and Guarantor setting forth an account of their respective assets and business and shall clearly reflect therein the transfer of Purchased Loans to Buyer. Seller shall furnish or cause to be furnished to Buyer the following:

(i) Financial Statements. (x) As soon as available and in any event within ninety (90) days after the end of each fiscal year of Taberna REIT, Taberna REIT’s consolidated, audited balance sheets as of the end of each fiscal year, and each of Taberna REIT’s consolidated, audited financial statements of income and changes in equity and audited statement of cash flows, each for such fiscal year and (y) as soon as available and in any event within forty-five (45) days after the end of the first three quarters of each fiscal year of Taberna REIT, Taberna REIT’s consolidated, unaudited balance sheets as of the end of each quarter, and Taberna REIT’s unaudited financial statements of income and changes in equity and unaudited statement of cash flows, each for the portion of the fiscal year then ended. Each of the financial statements in (x) and (y) shall have been prepared in accordance with GAAP (subject to year-end adjustments in the case of interim statements) and certified by a Responsible Officer of Taberna REIT’s, in the form of a compliance certificate to be delivered along with the above financial statements. Seller shall furnish or cause to be furnished to Buyer any other financial information regarding Seller and/or Guarantor reasonably requested by Buyer.

(ii) Loan Data. Monthly reports in form and scope satisfactory to Buyer, setting forth data regarding the performance of the Purchased Loans for the immediately preceding month, and such other information as Buyer may reasonably request, including, without limitation, all collections, delinquencies, losses and recoveries related to the Purchased Loans, any other information regarding the Purchased Loans requested by Buyer and the performance of any loans serviced by or on behalf of Servicers and any other financial information regarding Seller reasonably requested by Buyer.

(iii) Monthly Servicing Diskettes. On or before the fifteenth (15th) day of each calendar month (or if such day is not a Business Day, the immediately following Business Day), or any other time as Buyer requests, a computer tape or a diskette (or any other Electronic Transmission acceptable to Buyer) in a format acceptable to Buyer containing such information with respect to the Purchased Loans as Buyer may reasonably request.

(h) Notice of Material Events. Seller shall promptly inform Buyer in writing of any of the following:

(i) any Default, Event of Default or default or breach by Seller or Guarantor of any obligation under any Program Document, or the occurrence or existence of any event or circumstance that Seller reasonably expects will with the passage of time become a Default, Event of Default or such a default or breach by Seller or Guarantor;

(ii) any material change in the insurance coverage required of Seller or Guarantor or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(iii) any material dispute, licensing issue, litigation, investigation, proceeding or suspension between Seller, on the one hand, and any Governmental Authority or any other Person;

(iv) any material change in accounting policies or financial reporting practices of Seller or Guarantor; and

(v) any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in either a Material Adverse Change or a Material Adverse Effect with respect to Seller or Guarantor.

(i) Maintenance of Licenses. Each of Seller and Guarantor shall (i) maintain, all licenses, permits or other approvals necessary for each of Seller and Guarantor to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under the laws of each state in which it conducts business or any Mortgage Property is located, and (iii) conduct its business strictly in accordance with applicable law.

(j) Taxes, Etc. Each of Seller and Guarantor shall pay and discharge or cause to be paid and discharged, when due all taxes, assessments and governmental charges or levies imposed upon them or upon their income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. The Seller and the Guarantor shall file on a timely basis all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(k) Nature of Business. Neither Seller nor Guarantor shall not make any material change in the nature of its business as carried on at the date hereof.

(l) Limitation on Distributions. If a Default has occurred and is occurring, neither Seller nor Guarantor shall not pay any dividends or distributions with respect to any capital stock or other equity interests in Seller or Guarantor, as applicable, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller or Guarantor, except for such distributions as may be necessary for Guarantor to preserve its REIT status.

(m) Use of Custodian. Without the prior written consent of Buyer, Seller shall use no third party custodian as document custodian other than the Custodian with respect to third party purchasers, prospective third party purchasers, lenders and prospective third party lenders with respect to loans of the same type as the Purchased Loans.

(n) Merger of Seller. Seller shall not at any time, and Seller shall not permit Guarantor at any time, to directly or indirectly, (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control without Buyer’s prior consent; (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect; or (iii) make any Material Adverse Change with respect to Seller or Seller’s Subsidiaries.

(o) Insurance. Seller will, and Seller shall cause the Guarantor and any Servicers to obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, and will furnish Buyer on request full information as to all such insurance, and provide within fifteen (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy. Seller shall continue to maintain coverage, for itself and its subsidiaries, that encompasses employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities), and computer fraud in an aggregate amount of at least $5,000,000.

(p) Affiliate Transaction. Neither Seller nor Guarantor will not at any time, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or otherwise acquire any property or assets from, or otherwise engage in any transactions with, any of their Affiliates unless the terms thereof are no less favorable to Seller, as applicable, than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not such an Affiliate.

(q) Change of Fiscal Year. Seller shall not at any time, and shall not permit Guarantor at any time, to directly or indirectly, except upon ninety (90) days’ prior written notice to Buyer, change the date on which Seller’s fiscal year begins from Seller’s current fiscal year beginning date.

(r) [Reserved]

(s) Underwriting Guidelines. Seller shall not permit any material modifications to be made to any Underwriting Guidelines that will impact either the Buyer or the Purchased Loans without the prior consent of Buyer (such consent not to be unreasonably withheld). Seller agrees to deliver to Buyer copies of any applicable Underwriting Guidelines in the event that any changes are made to such Underwriting Guidelines following the Closing Date.

(t) [Reserved]

(u) Establishment of Collection Account. Prior to the initial Purchase Date, Seller shall establish, for the benefit of Buyer, the Collection Account for the sole and exclusive benefit of the Buyer. Seller shall segregate all amounts collected on account of the Purchased Loans and remitted to Seller, to be held in trust for the benefit of the Buyer, and shall remit such collections in accordance with Buyer’s written instructions. No amounts deposited into such account shall be removed without Buyer’s prior written consent. Seller shall follow the instructions of Buyer with respect to the Purchased Loans and deliver to Buyer any information with respect to the Purchased Loans reasonably requested by Buyer. Seller shall deposit or credit, and shall cause each Servicer to deposit or credit, to the Collection Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement.

(v) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller and Guarantor to Buyer in connection with the negotiation, preparation or delivery of this Agreement and other Program Documents included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller and Guarantor to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(w) Tangible Net Worth; Liquidity; Leverage Ratio; Shareholder’s Equity. Seller shall not permit: (a) the Tangible Net Worth of Taberna REIT at any time to be less than $300,000,000, (b) the Leverage Ratio of Taberna REIT to be greater than 15:1 as of the end of each calendar quarter, or (c) the Shareholder’s Equity of Taberna REIT to decline more than (i) 15% during any calendar quarter, or (ii) 30% during any trailing twelve consecutive month period. The Seller shall not take any action that is reasonably likely to cause the Guarantor to lose its status as a REIT. The Seller shall deliver or shall cause the Guarantor to deliver to Buyer a certification substantially in the form of Exhibit A hereto within 45 Business Days after the end of each calendar quarter, with respect to each of the Seller and Guarantor, and executed by the Seller or Guarantor as applicable.

(x) MERS. The Seller will cause the Servicers to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Designated Mortgage Loans for as long as such Purchased Loans are registered with MERS.

(y) Additional Covenants. With respect to each Loan to be sold hereunder by Seller to Buyer, Seller shall comply with all covenants set forth in the Pricing Side Letter, continuously while such Loan is subject to a Transaction.

15.	REPURCHASE DATE PAYMENTS/COLLECTIONS

On each Repurchase Date, Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.

16.	REPURCHASE OF PURCHASED LOANS; CHANGE OF LAW

(a) Upon discovery by Seller of a breach of any of the representations, warranties or covenants set forth in the Pricing Side Letter, Seller shall give prompt written notice thereof to Buyer. Upon any such discovery by Buyer, Buyer will notify Seller. It is understood and agreed that the representations, warranties and covenants set forth in the Pricing Side Letter with respect to the Purchased Loans shall survive delivery of the respective Mortgage Files to the Custodian and shall inure to the benefit of Buyer. The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Loan shall not affect Buyer’s right to demand repurchase as provided under this Agreement. Seller shall, within two (2) Business Days of the earlier of Seller’s discovery or receipt of notice with respect to any Purchased Loan of (i) any breach of a representation, warranty or covenant contained in the Pricing Side Letter, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects. If within two (2) Business Days after the earlier of Seller’s discovery of such breach or delivery failure or Seller’s receipt of notice thereof that such breach or delivery failure has not been remedied by Seller, Seller shall promptly upon receipt of written instructions from Buyer, at Buyer’s option, either (i) repurchase such Purchased Loan at a purchase price equal to the Repurchase Price with respect to such Purchased Loan by wire transfer to the account designated by Buyer, or (ii) transfer comparable Substitute Loans to Buyer, as provided in Section 17 hereof.

(b) If Buyer determines that the introduction of, any change in, or the interpretation or administration of, any requirement of law has made it unlawful or commercially impracticable to engage in any Transactions with the applicable Pricing Rate based on LIBOR, then Seller (i) shall, upon its receipt of notice of such fact and demand from Buyer (with a copy of such notice to Custodian), repurchase the Purchased Loans subject to the Transaction on the next succeeding Business Day and, at Seller’s election, concurrently enter into a new Transaction with Buyer with a Pricing Rate based on the Prime Rate plus the margin set forth in the Pricing Side Letter as part of the Pricing Rate and (ii) may elect, by giving notice to Buyer and Custodian, that all new Transactions shall have Pricing Rates based on the Prime Rate plus such margin.

(c) If Buyer determines in its sole discretion that any Change in Law or any change in accounting rules regarding capital requirements has or would have the effect of reducing the rate of return on Buyer’s capital or on the capital of any Affiliate of Buyer as a consequence of such Change in Law on this Agreement, then from time to time Seller will compensate Buyer or Buyer’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such

Change in Law on terms similar to those imposed by Buyer on its other similarly affected customers. Buyer shall provide Seller with prompt notice as to any Change in Law. Notwithstanding any other provisions in this Agreement, in the event of any such Change in Law, Seller will have the right to terminate all Transactions then outstanding as of a date selected by Seller, which date shall be prior to the then applicable Repurchase Date and which date shall thereafter for all purposes hereof be deemed to be the Repurchase Date.

17.	SUBSTITUTION

Seller may, subject to agreement with and acceptance by Buyer upon one (1) Business Day’s notice, substitute other assets which are substantially the same as the Purchased Loans (the “Substitute Loans”) for any Purchased Loans. Such substitution shall be made by transfer to Buyer of such other Substitute Loans and transfer to Seller of such Purchased Loans (the “Reacquired Loans”) along with the other information to be provided with respect to the applicable Purchased Loan as described in Section 4. After substitution, the Substitute Loans shall be deemed to be Purchased Loans, the Reacquired Loans shall no longer be deemed Purchased Loans, Buyer shall be deemed to have terminated any security interest that Buyer may have in the Reacquired Loans and any Purchased Items solely related to such Reacquired Loans to Seller unless such termination and released would give rise to or perpetuate a Margin Deficit. Concurrently with any termination and release described in this Section 17, Buyer shall execute and deliver to Seller upon request and Buyer hereby authorizes Seller to file and record such documents as Seller may reasonably deem necessary or advisable in order to evidence such termination and release.

18.	REPURCHASE TRANSACTIONS

Buyer may, in its sole election, engage in repurchase transactions with the Purchased Loans or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Loans with a counterparty of Buyer’s choice, in all cases subject to Buyer’s obligation to reconvey the Purchased Loans (and not substitutes therefor) on the Repurchase Date. In the event Buyer engages in a repurchase transaction with any of the Purchased Loans or otherwise pledges or hypothecates any of the Purchased Loans, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties or benefit of covenants in the Pricing side Letter and the remedies for breach thereof, as they relate to the Purchased Loans that are subject to such repurchase transaction.

19.	EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

(a) Seller fails to transfer the Purchased Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);

(b) Seller either fails to repurchase the Purchased Loans on the applicable Repurchase Date or fails to perform its obligations under Section 6;

(c) Seller shall fail to perform, observe or comply with any material term, covenant or agreement contained in the Program Documents (other than the representations and warranties (but not covenants) set forth in the Pricing Side Letter and the other “Events of Default” set forth in this Section 19) and such failure is not cured within the time period expressly provided or, if no such cure period is provided, within two (2) Business Days (or one (1) Business Day with respect to a default on any payment obligation of principal or interest in this Agreement or any other note document or one (1) Business Day if the Purchased Loans exceed any applicable sublimits) of the earlier of (i) such party’s receipt of written notice from Buyer or Custodian of such breach or (ii) the date on which such party obtains notice or knowledge of the facts giving rise to such breach;

(d) Any representation or warranty made by Seller (or any of Seller’s officers) in the Program Documents or in any other document delivered in connection therewith shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (other than the representations or warranties in the Pricing Side Letter which shall be considered solely for the purpose of determining whether the related Purchased Loan is an Eligible Loan, unless Seller shall have made any such representations or warranties with the knowledge that they were materially false or misleading at the time made or repeated or deemed to have been made or repeated);

(e) A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for Seller or any of its Subsidiaries, or of any of Seller’s Property or its Subsidiaries’ Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or Seller or any of its Subsidiaries generally fails to pay Seller’s or its Subsidiaries’ debts as they become due; or Seller or any of its Subsidiaries are adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against Seller or any of its Subsidiaries; or any of Seller’s or its Subsidiaries’ Property are sequestered by court or administrative order; or a petition is filed against Seller, or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect;

(f) Seller or any of its Subsidiaries files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Seller or any of its Subsidiaries, or of all or any part of Seller’s, or its Subsidiaries’ Property; or makes an assignment for the benefit of Seller or its Subsidiaries’ creditors;

(g) Any final, nonappealable judgment or order for the payment of money in excess of $100,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller or any of its Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge), satisfied, or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Seller or any of its Subsidiaries, as applicable, shall not, within said period of sixty (60) days, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(h) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any of its Subsidiaries, or shall have taken any action to displace the management of Seller or any of its Subsidiaries or to curtail its authority in the conduct of the business of Seller or any of its Subsidiaries, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or any of its Subsidiaries as an issuer, buyer or a seller/servicer of Loans or securities backed thereby, and such action provided for in this subsection (i) shall not have been discontinued or stayed within thirty (30) days;

(i) Seller or any of its Subsidiaries shall fail to pay any of Seller’s or its Subsidiaries’ Indebtedness, or any interest or premium thereon when due (whether by scheduled maturity, requirement prepayment, acceleration, demand or otherwise), or shall fail to make any payment when due under Seller’s or its Subsidiaries Guarantee of another person’s Indebtedness for borrowed money, and such failure shall entitle the related counterparty to declare any such Indebtedness or Guarantee in the aggregate exceeding $500,000 to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(j) Seller or any of its Subsidiaries shall default under, or fail to perform as requested under, or shall otherwise breach the material terms of, in each case beyond any applicable cure period, any instrument, agreement or contract relating to Indebtedness with Buyer (other than the Indebtedness incurred under the Program Documents), or any other Person in excess of $500,000 in the aggregate and such default, failure or breach shall entitle any counterparty to declare such Indebtedness to be due and payable prior to the maturity thereof;

(k) In the good faith judgment of Buyer any Material Adverse Effect shall have occurred with respect to Seller or any Material Adverse Change shall have occurred with respect to the financial conditions or operations of Seller;

(l) Seller shall admit in writing its inability to, or intention not to, perform any of its material Obligations, or Buyer shall have determined in good faith that Seller is unable to meet its commitments;

(m) Except as expressly permitted in this Agreement, Seller dissolves, merges or consolidates with another entity, or sells, transfers, or otherwise disposes of a material portion of Seller’s business or assets unless Buyer’s written consent is given;

(n) This Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any material portion of the Purchased Loans or Purchased Items purported to be covered hereby;

(o) Seller’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller as a “going concern” or a similar reference or shall indicate that Seller has a negative net worth or is insolvent;

(p) Seller shall fail to satisfy any of the financial covenants set forth in Section 14(w) of this Agreement;

(q) A Change in Control of Seller or a material change in the management of Seller shall have occurred which has not been approved by Buyer;

(r) Buyer shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of Seller and such reasonable information and/or responses shall not have been provided within five (5) Business Days of such request;

(s) If Seller admits its inability or is manifestly unable to perform fully when such performance will become due any obligation on Seller’s part to any broker, dealer, bank or other financial institution in respect of a transaction involving securities, commodities or other instruments not then due (regardless of whether Buyer and/or any of its Affiliates has or have any right, title or interest therein);

(t) A material event of default shall have occurred and is continuing under any of the Program Documents, including but not limited to the servicer’s failure to perform, observe or comply with any material term, covenant or agreement contained in any Servicing Agreement, other than with respect to a third party servicer;

(u) Seller or any Subsidiary or Affiliate of Seller shall default under, or fail to perform as required under, or shall otherwise materially breach the terms of any instrument, agreement or contract between Seller or such other entity on the one hand, and Buyer or any of Buyer’s Affiliates on the other; or Seller or any Subsidiary or Affiliate of Seller shall default under, or fail to perform as requested under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by the Seller or such other entity and any third party, which default or failure entitles any party to require acceleration or prepayment of any indebtedness thereunder; or

(v) A Default or Event of Default shall have occurred under the Guaranty.

20.	REMEDIES

Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 19(e), (f) or (l) hereof), shall have the right to exercise any or all of the following rights and remedies:

(a) (i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Seller’s obligations hereunder to repurchase all Purchased Loans at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Prices and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Buyer or its designee any and all original papers, Records and files relating to the Purchased Loans subject to such Transaction then in its possession and/or control; and all right, title and interest in and entitlement to such Purchased Loans and Servicing Rights thereon shall be deemed transferred to Buyer or its designee.

(ii) Buyer shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 20(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may reasonably deem satisfactory any or all Purchased Loans and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the Market Value of the Purchased Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Loans shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second to the aggregate Repurchase Prices; and third to all other Obligations.

(iii) The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Loan and nothing contained herein shall obligate Buyer to liquidate any Purchased Loan on the occurrence of an Event of Default or to liquidate all Purchased Loans in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(b) Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller to which Seller pledges its full faith and credit. In addition to its rights hereunder, Buyer shall have the right to proceed against any of Seller’s assets which may be in the possession of Buyer, any of Buyer’s Affiliates or their designee (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Loans and Additional Purchased Loans, any other Purchased Items or its proceeds and all other sums or obligations owed by Buyer to Seller against all of Seller’s obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(c) Buyer shall have the right to obtain physical possession of the Records and all other files of Seller relating to the Purchased Loans and all documents relating to the Purchased Loans which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request.

(d) Buyer shall have the right to direct all Persons servicing the Purchased Loans to take such action with respect to the Purchased Loans as Buyer determines appropriate.

(e) Buyer shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Loans and any other Purchased Items or any portion thereof, collect the payments due with respect to the Purchased Loans and any other Purchased Items or any portion thereof, and do anything that Buyer is authorized hereunder to do. Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

(f) [Reserved]

(g) In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Loans and any other Purchased Items or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Seller shall cause all sums received by it with respect to the Purchased Loans to be deposited with Custodian (or such other Person as Buyer may direct) after receipt thereof. Seller shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Default Rate).

21.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

22.	USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by either party hereto in a Transaction.

23.	INDEMNITY

(a) Seller agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses of Buyer in connection with the preparation, execution, delivery, modification, administration and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of counsel for Buyer with respect to advising Buyer as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests under this Agreement, with respect to negotiations with Seller or with other creditors of Seller or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), which shall not exceed $35,000 with respect to the initial preparation of the Progarm Documents, and (ii) all costs and expenses of Buyer in connection with the enforcement of this Agreement (including any waivers), whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for Buyer) whether or not the transactions contemplated hereby are consummated.

(b) Seller agrees to indemnify and hold harmless Buyer and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred) any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (i) any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach of a representation or warranty of Seller or Seller’s officer in this Agreement or any other Program Document, and all actions taken pursuant thereto, (ii) the

Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition, or any indemnity payable under any Servicing Agreement or other servicing arrangement, (iii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, or (iv) the actual or alleged violation of any federal, state, municipal or local predatory lending laws, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or is the result of a claim made by Seller against the Indemnified Party, and Seller is ultimately the successful party in any resulting litigation or arbitration. Seller also agrees not to assert (and to cause Servicers not to assert) any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c) If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion and Seller shall remain liable for any such payments by Buyer. No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents.

(d) Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Loans by Buyer against full payment therefor.

24.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Loans as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Loans shall be disposed of in the event of any disposition pursuant hereto.

25.	REIMBURSEMENT; SET-OFF

All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation (unless and to the extent that Seller is the prevailing party in any dispute, claim or action relating thereto). Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Buyer (without duplication to Buyer) and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.”

If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement, or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then Seller agrees to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs. Notwithstanding any other provisions in this Agreement, in the event of any such change in the eurocurrency reserve requirement or the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority, Seller will have the right to terminate all Transactions then outstanding as of a date selected by Seller, which date shall be prior to the applicable Repurchase Date and which date shall thereafter for all purposes hereof, be deemed to be the Repurchase Date. In addition, Buyer shall promptly notify Seller if any events in clause (i) or (ii) of this Section 25 occur.

In addition to any rights and remedies of Buyer hereunder and by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

26.	FURTHER ASSURANCES

Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement, to perfect the interests of Buyer in the Purchased Loans or to better assure and confirm unto Buyer its rights, powers and remedies hereunder.

27.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Loans and Additional Purchased Loans thereto, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.

28.	TERMINATION

This Agreement shall remain in effect until the Termination Date provided, however, that at the request of Seller, which request shall be communicated in writing by Seller to Buyer no later than forty-five (45) days prior to the then current Termination Date, Buyer may in its sole discretion extend the Termination Date for a period of 364 days by giving written or verbal notice of such extension to Seller at least thirty (30) days prior to the then current Termination Date; provided, that such verbal notice shall be followed up with written confirmation from Buyer to Seller within ten (10) Business Days. However, no such termination shall affect Seller’s outstanding obligations to Buyer at the time of such termination. Seller’s obligations under Section 3(d), Section 13, Section 23 and Section 39 and any indemnity by Seller to Buyer pursuant to this Agreement and the other Program Documents shall survive the termination hereof.

29.	ASSIGNMENT

The Program Documents are not assignable by Seller. Buyer in its sole discretion may at any time assign all or a portion of its rights and obligations under this Agreement and the Program Documents; provided, however, that Buyer shall maintain, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of such Buyer or (ii) to another Person which assumes the obligations of such Buyer, be released from its obligations hereunder accruing thereafter and under the Program Documents. Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller. Notwithstanding any assignment by Buyer pursuant to this Section 29, Buyer shall remain liable as to the Transactions.

Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that notwithstanding any such participation, (i) Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Repurchase Agreement and the other Program Documents. Notwithstanding the terms of Section 8, each participant of Buyer shall be entitled to the additional compensation and other rights and protections afforded Buyer under Section 8 to the same extent as Buyer would have been entitled to receive them with respect to the participation sold to such participant.

Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 29, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to Buyer by or on behalf of Seller or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

In the event Buyer assigns all or a portion of its rights and obligations under this Repurchase Agreement, the parties hereto agree to negotiate in good faith an amendment to this Repurchase Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

30.	AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Seller and Buyer, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

31.	SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

32.	BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Seller may not assign or transfer any of their respective rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

33.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. EACH PARTY HERETO HEREBY SUBMITS TO, AND WAIVES ANY

OBJECTION SUCH PARTY MAY HAVE TO, NONEXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY ANOTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 33 AND TO SUCH PARTY’S ADDRESS SPECIFIED IN SECTION 36 OR SUCH OTHER ADDRESS AS SUCH PARTY SHALL HAVE PROVIDED IN WRITING TO THE OTHER PARTIES. NOTHING IN THIS SECTION 33 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

34.	SINGLE AGREEMENT

Seller and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

35.	INTENT

Seller and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (“USC”) (except insofar as the Purchased Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “forward contract” as that term is defined in Section 101 of Title 11 of the USC, and a “securities contract” as that term is defined in Section 741 of Title 11 of the USC (except insofar as the Purchased Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable).

It is understood that Buyer’s right to liquidate the Purchased Loans delivered to it in connection with the Transactions hereunder, to accelerate or terminate this Agreement or to exercise any other remedies pursuant to Section 20 hereof is a contractual right to liquidate, terminate and accelerate such Transaction as described in Sections 555 and 559 of Title 11 of the USC.

36.	NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, all notices required or permitted by this Agreement shall be in writing (including without limitation by Electronic Transmission, email or facsimile) and shall be effective and deemed delivered only when received by the party to which it is sent; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation (without error message) of such transmission and notices being sent by first class mail, postage prepaid, shall be deemed to be received five (5) Business Days following the mailing thereof. Any such notice shall be sent to a party at the address or facsimile transmission number set forth below:

if to Seller:	Taberna Realty Holdings Trust
1818 Market Street, 28th Floor
Philadelphia, PA 19103
Attention: Jack Salmon
Telecopier No.:(215) 861-7878
Telephone No.: (215) 861-7882

if to Buyer:	Citigroup Global Markets Realty Corp.
390 Greenwich Street, 6th Floor
New York, New York 10013
Attention: __________
Telephone No:
Telecopier No:

or to such other address or facsimile number as either party may notify to the other in writing from time to time.

37.	CONFIDENTIALITY

The Program Documents and their respective terms, provisions, supplements and amendments, and transactions and notices hereunder, are proprietary to Buyer and shall be held by Seller (and Seller shall cause Servicers to hold it) in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) disclosure to any approved hedge counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of (ii), (iii) and (iv), Seller shall take reasonable actions to provide Buyer with prior written notice; provided further that in the case of (iv), the Seller shall not file any of the Program Documents other than the Agreement with the SEC or state securities office unless Seller shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer. Buyer acknowledges that this Agreement will be filed with the Securities and Exchange Commission.

38.	DUE DILIGENCE

Seller agrees to (and shall cause each Servicer to) promptly provide Buyer and its agents with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to its financial condition, the performance of its obligations under the Program Documents, the documents contained in the Servicing File or the Purchased Loans in the possession, or under the control, of Servicers or Seller. In addition, Buyer has the right to perform continuing due diligence reviews of (x) Seller and Servicers, and their respective Affiliates, directors, officers, employees and significant shareholders, including, without limitation, their respective financial condition and performance of their obligations under the Program Documents, and (y) the Servicing File and the Purchased Loans. Seller shall also make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall enter into transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at nay time to conduct a partial or complete due diligence review on some or all of the Purchased Loans, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Loans. Seller shall pay Buyer’s costs and expenses incurred in connection with any due diligence hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Buyer have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

TABERNA REALTY HOLDINGS TRUST, as Seller

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS REALTY CORP., as Buyer and Agent, as applicable

By:
Name:
Title:

Master Repurchase Agreement

ANNEX I

BUYER ACTING AS AGENT

This Annex I forms a part of the Master Repurchase Agreement dated as of October 31, 2005 (the “Agreement”) between Citigroup Global Markets Realty Corp. and Taberna Realty Holdings Trust. This Annex I sets forth the terms and conditions governing all transactions in which the Buyer selling assets or buying assets, as the case may be (“Agent”), in a Transaction is acting as agent for one or more third parties (each, a “Principal”). Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement.

1.	Additional Representations. Agent hereby makes the following representations, which shall continue during the term of any Transaction: Principal has duly authorized Agent to execute and deliver the Agreement on its behalf, has the power to so authorize Agent and to enter into the Transactions contemplated by the Agreement and to perform the obligations of Seller or the Buyer, as the case may be, under such Transactions, and has taken all necessary action to authorize such execution and delivery by Agent and such performance by it.

2.	Identification of Principals. Agent agrees (a) to provide the other party, prior to the date on which the parties agree to enter into any Transaction under the Agreement, with a written list of Principals for which it intends to act as Agent (which list may be amended in writing from time to time with the consent of the other party) and (b) to provide the other party, before the close of business on the next business day after orally agreeing to enter into a Transaction, with notice of the specific Principal or Principals for whom it is acting in connection with such Transaction. If (i) Agent fails to identify such Principal or Principals prior to the close of business on such next business day or (ii) the other party shall determine in its sole discretion any Principal or Principals identified by Agent are not acceptable to it, the other party may reject and rescind any Transaction with such Principal or Principals, return to Agent any Purchased Loans or portion of the Purchase Price, as the case may be, previously transferred to the other party and refuse any further performance under such Transaction, and Agent shall immediately return to the other party any portion of the Purchase Price or Purchased Loans, as the case may be, previously transferred to Agent in connection with such Transaction; provided, however, that (A) the other party shall promptly (and in any event within one business day) notify Agent of its determination to reject and rescind such Transaction and (B) to the extent that any performance was rendered by any party under any Transaction rejected by the other party, and such party shall remain entitled to any Price Differential or other amounts that would have been payable to it with respect to such performance if such Transaction had not been rejected. The other party acknowledges that Agent shall not have any obligation to provide it with confidential information regarding the financial status of its Principals; Agent agrees, however, that it will assist the other party in obtaining from Agent’s Principals such Information regarding the financial status of such Principals as the other party may reasonably request.

3.	Limitation of Agent’s Liability. The parties expressly acknowledge that if the representations of Agent under the Agreement, including this Annex I, are true and correct in all material respects during the term of any Transaction and Agent otherwise complies with the provisions of this Annex I, then (a) Agent’s obligations under the Agreement shall not include a guarantee of performance by its Principal or Principals; provided that Agent shall remain liable for performance pursuant to Section 11 of the Agreement, and (b) the other party’s remedies shall not include a right of setoff in respect of rights or obligations, if any, of Agent arising in other transactions in which Agent is acting as principal.

4.	Multiple Principals.

(a)	In the event that Agent proposes to act for more than one Principal hereunder, Agent and the other party shall elect whether (i) to treat Transactions under the Agreement as transactions entered into on behalf of separate Principals or (ii) to aggregate such Transactions as if they were transactions by a single Principal. Failure to make such an election in writing shall be deemed an election to treat Transactions under the Agreement as transactions on behalf of a single Principal.

(b)	In the event that Agent and the other party elect (or are deemed to elect) to treat Transactions under the Agreement as transactions on behalf of separate Principals, the parties agree that (i) Agent will provide the other party, together with the notice described in Section 2(b) of this Annex I, notice specifying the portion of each Transaction allocable to the account of each of the Principals for which it is acting (to the extent that any such Transaction is allocable to the account of more than one Principal); (ii) the portion of any individual Transaction allocable to each Principal shall be deemed a separate Transaction under the Agreement; (iii) the margin maintenance obligations of Seller under Section 6(a) of the Agreement shall be determined on a Transaction-by-Transaction basis (unless the parties agree to determine such obligations on a Principal-by-Principal basis); and (iv) Buyer’s and Seller’s remedies under the Agreement upon the occurrence of an Event of Default shall be determined as if Agent had entered into a separate Agreement with the other party on behalf of each of its Principals.

(c)	In the event that Agent and the other party elect to treat Transactions under the Agreement as if they were transactions by a single Principal, the parties agree that (i) Agent’s notice under Section 2(b) of this Annex I need only identify the names of its Principals but not the portion of each Transaction allocable to each Principal’s account; (ii) the margin maintenance obligations of Seller under Section 6(a) of the Agreement shall, subject to any greater requirement imposed by applicable law, be determined on an aggregate basis for all Transactions entered into by Agent on behalf of any Principal; and (iii) Buyer’s and Seller’s remedies upon the occurrence of an Event of Default shall be determined as if all Principals were a single Seller or Buyer, as the case may be.

(d)

Notwithstanding any other provision of the Agreement (including, without limitation, this Annex I), the parties agree that any Transactions by Agent on behalf of an employee benefit plan under ERISA shall be treated as Transactions on behalf of separate Principals in accordance with Section 4(b) of this Annex I

(and all margin maintenance obligations of the parties shall be determined on a Transaction-by-Transaction basis).

5.	Interpretation of Terms. All references to “Seller” or “Buyer”, as the case may be, in the Agreement shall, subject to the provisions of this Annex I (including, among other provisions, the limitations on Agent’s liability in Section 3 of this Annex 1), be construed to reflect that (i) each Principal shall have, in connection with any Transaction or Transactions entered into by Agent on its behalf, the rights, responsibilities, privileges and obligations of a “Seller” or “Buyer”, as the case may be, directly entering into such Transaction or Transactions with the other party under the Agreement, and (ii) Agent’s Principal or Principals have designated Agent as their sole agent for performance of Seller’s obligations to Buyer or Buyer’s obligations to Seller, as the case may be, and for receipt of performance by Buyer of its obligations to Seller or Seller of its obligations to Buyer as the case may be, in connection with any Transaction or Transactions under the Agreement (including, among other things, as Agent for each Principal in connection with transfers of securities, cash or other property and as agent for giving and receiving all notices under the Agreement). Both Agent and its Principal or Principals shall be deemed “parties” to the Agreement and all references to a “party” or “either party” in the Agreement shall be deemed revised accordingly.

EXHIBIT A

FORM OF QUARTERLY CERTIFICATION

I,                     ,                      of [Taberna Realty Holdings Trust] [Taberna Realty Finance Trust] (the “Company”), do hereby certify that:

(i) the Company is in compliance with all provisions and terms of the Master Repurchase Agreement, dated as of October 31, 2005, and the Guaranty, dated as of October 31, 2005 by and between Citigroup Global Markets Realty Corp., and the Company by the Company in favor of Citigroup Global Markets Realty Corp.;

(ii) no Default has occurred under the Repurchase Agreement or the Guaranty;

(iii) the Tangible Net Worth of Taberna REIT is not less than $300,000,000;

(iv) the Leverage Ratio of Taberna REIT is not greater than 15:1 as of the date hereof;

(v) Taberna REIT’s Shareholder’s Equity has not declined more than 15% during the previous calendar quarter;

(vi) Taberna REIT’s Shareholder’s Equity has not declined more than 30% during the previous trailing twelve consecutive month period; and

(vii) The Guarantor has maintained its status as a REIT as of the end of the previous calendar quarter.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

IN WITNESS WHEREOF, I have signed this certificate.

Date:     , 200

TABERNA REALTY HOLDINGS TRUST

By:
Name:
Title:

B - 1

EXHIBIT B

[FORM OF SERVICER SIDE LETTER]

Taberna Realty Holdings Trust

[Address]

[                         , 200  ]

Citigroup Global Markets Realty Corp.

390 Greenwich Street, 6th Floor

New York, New York 10013

Attention:

[SERVICER NAME AND ADDRESS]

Ladies and Gentlemen:

In connection with the Master Repurchase Agreement, dated as of October 31, 2005 (the “Master Repurchase Agreement”), between Citigroup Global Markets Realty Corp. (the “Buyer”) and Taberna Realty Holdings Trust. (the “Seller”) and the [Servicing Agreement], dated as of [                         , 200  ], [among][between] [the Seller,] and [                    ] (the “Servicer”), the Seller, the Servicer and the Buyer hereby agree as follows (capitalized terms used in this letter agreement and not otherwise defined herein shall have the meanings specified in the Master Repurchase Agreement):

1. As of the date hereof, Servicer is servicing certain loans (the “Loans”) for the Seller pursuant to the Servicing Agreement. Pursuant to the Master Repurchase Agreement, the Servicer is hereby notified that from time to time, the Seller shall sell certain Loans to the Buyer which Loans are subject to an ownership and security interest in favor of the Buyer.

2. Upon receipt by the Servicer of (a) notice from Buyer that a Default or an Event of Default has occurred in which the Buyer shall identify the Loans which are then sold to Buyer under the Master Repurchase Agreement (the “Buyer’s Loans”) and/or (b) a written assignment by the Seller of [its] rights under the Servicing Agreement to the Buyer (an “Assignment”) with a schedule attached thereto identifying the Buyer’s Loans, the Servicer shall segregate all amounts collected on account of the Buyer’s Loans, hold them in trust in a collection account in Buyer’s name for the sole and exclusive benefit of Buyer, and remit such collections in accordance with Buyer’s written instructions.

3. Following such notice of an Event of Default or receipt of an Assignment, Servicer shall (x) follow the instructions of Buyer with respect to the Buyer’s Loans, and shall deliver to Buyer any information with respect to the Buyer’s Loans reasonably requested by

Buyer, and (y) treat this letter agreement as a separate and distinct servicing agreement between Servicer and Buyer (incorporating the terms of the Servicing Agreement by reference), subject to no setoff or counterclaims arising in favor of Servicer (or any third party claiming through the Servicer) under any other agreement or arrangement between Servicer and Seller or otherwise.

4. Notwithstanding anything to the contrary set forth in the Servicing Agreement, the Servicer hereby consents to any assignment by the Seller to the Buyer of their rights under the Servicing Agreement and the Servicer, the Seller hereby agrees that upon receipt by the Servicer of an Assignment, such Assignment shall validly and effectively assign the Seller’s rights under the Servicing Agreement with respect to the Buyer’s Loans and no further consent, acknowledgment or act shall be necessary on the part of the Servicer, the Seller or the Buyer to effect any such Assignment.

5. Notwithstanding any contrary information which may be delivered to the Servicer by the Seller, the Servicer may conclusively rely on any information delivered by Buyer, and Seller shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information.

6. This letter agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns and shall not be changed except by a written instrument signed by each of the parties. This letter agreement may not be assigned by any party hereto without the prior written consent of Buyer.

7. THIS LETTER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE.

8. This Agreement may be executed in counterparts.

Please acknowledge your agreement to the foregoing by signing and returning the enclosed copy of this letter to the undersigned.

TABERNA REALTY HOLDINGS TRUST., as Seller

By:
Name:
Title:

Acknowledged and Agreed:

[SERVICER], as Servicer

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS REALTY CORP., as Buyer

By:
Name:
Title:

EXHIBIT C

[FORM OF ASSIGNMENT]

[PURCHASE DATE]

Citigroup Global Markets Realty Corp.

390 Greenwich Street, 6th Floor

New York, New York 10013

Attention:

Ladies and Gentlemen:

In connection with the Master Repurchase Agreement, dated as of October 31, 2005, (the “Master Repurchase Agreement”), between Citigroup Global Markets Realty Corp. (the “Buyer”) and Taberna Realty Holdings Trust (the “Seller”), and in consideration of the mutual promises contained therein, the Seller hereby grants, transfer and assigns to Buyer all of its right, title and interest in, to and under the Servicing Agreement, dated as of                          , 200   (the “Servicing Agreement”), [among][between] the Seller and                      (the “Servicer”) with respect to the loans identified on Schedule One attached hereto (the “Buyer’s Loans”).

Pursuant to the Servicing Side Letter, dated                          , 200  , among the Seller, the Buyer, and the Servicer, from and after the date hereof, Servicer shall recognize the Buyer as owner of the Buyer’s Loans and will service the Buyer’s Loans for the Buyer pursuant to the Servicing Agreement.

TABERNA REALTY HOLDINGS TRUST, as Seller

Schedule One to Exhibit E

Buyer’s Loans

___________________________________

___________________________________

___________________________________

___________________________________

___________________________________

EXHIBIT D

[FORM OF TRANSACTION NOTICE ]

                    , 200

Citigroup Global Markets Realty Corp.

390 Greenwich Street, 6th Floor

New York, New York 10013

Attention:

Citibank (West) FSB

5280 Corporate Drive

Frederick, Maryland 21703

Attention:

Transaction No.

Ladies and Gentlemen:

The undersigned executes and delivers this notice (the “Notice”) pursuant to the requirements of the Master Repurchase Agreement, dated as of October 31, 2005 (the “Master Repurchase Agreement”), between Citigroup Global Markets Realty Corp. (the “Buyer”), and Taberna Realty Holdings Trust (the “Seller”), in connection with the sale thereunder on                          , 200     (the “Purchase Date”) of the Purchased Loans identified on Schedule A attached hereto. All capitalized terms used in this Notice without definition shall have the same meanings herein as they have in the Repurchase Agreement.

1. The Seller hereby represents and certifies to the Buyer that as of the date hereof, all of the conditions set forth in Section 10 of the Repurchase Agreement to the proposed Transaction to which this Notice relates have been satisfied.

2. Upon payment by Buyer of the Purchase Price in respect of the Transaction involving the Purchased Loans, (a) all of the right (including the power to convey title thereto), title and interest in and to each Purchased Loan is hereby transferred, assigned, set over and otherwise conveyed to the Buyer and (b) with respect to the Purchased Loans, all of the rights (but not the obligations) of the Seller under the related Servicing Agreement are hereby assigned by the Buyer to the Seller.

3. Wire amount to be sent by Seller to Purchaser prior to Purchaser’s delivery of Purchase Price pursuant to Section 6 below (“Seller’s Wire”):

4. Certain characteristics of the Purchased Loans:

A.	Name of Originator:

B.	Name of Servicer:

C.	Servicing-retained or Servicing-released by Originator?

5. The general terms of the sale are:

A.	Aggregate outstanding principal balance of the Purchased Loans as of the Purchase Date:

B.	Purchase Date:

C.	Pricing Rate:

D.	Purchase Price:

E.	Total outstanding Purchase Price of all Transactions under the Repurchase Agreement:

6. Purchase Price Payment Instructions: The Seller hereby requests that the Buyer accommodate the Seller by wiring an amount equal to                      (which shall be the Purchase Price plus the Seller’s Wire) to the following entity at the wire instructions set forth below:

_________________________

_________________________

_________________________

_________________________

_________________________

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Notice as of the date first above written.

TABERNA REALTY HOLDINGS TRUST, as Seller

By:
Name:
Title: